Exhibit 10.1

[FORM OF 2014 TRANSITION AWARD LETTER]

September 25, 2014

[NAME AND ADDRESS OF

EXECUTIVE OFFICER]

Re:	Transition Award Letter

Dear [            ]:

Popular, Inc. (“Popular” or “We”) has selected you (“You” or “Your”) to receive a special Transition Award to encourage you to remain employed by Popular (and refrain from post-employment competition) over the next three years. The total value of your Transition Award is [$        ].

Please read the terms of this letter carefully. This letter will become a binding agreement upon our receipt of your signed copy.

1.	Cash Incentive Award; Repayment Obligation

(a) Cash Incentive Award Payment. You will be entitled to receive a cash transition incentive in the total amount of [$        ] (the “Cash Incentive”) in three equal installments of one-third each on September 25, 2014 (the “Award Date”) and the first and second anniversaries of the Award Date (the “First Anniversary Date” and the “Second Anniversary Date,” respectively, and, together with the date the first installment is paid, which shall be as soon as practicable following your execution and delivery of this letter to Popular, each a “Payment Date”) if you are still employed in good standing with Popular or one of its affiliates (together, the “Group”) at acceptable levels of performance as of the relevant Payment Date. The Cash Incentive will be paid by Popular, subject to the terms of this letter (including the satisfaction of the performance conditions described below), in cash on the relevant Payment Date.

(b) Performance Condition. In the event that the Performance Condition (as defined below) is not met as of the First Anniversary Date or the Second Anniversary Date, then the corresponding one-third of the Cash Incentive will be reduced by 3% for each 1% that performance is determined (by the Compensation Committee of Popular’s Board of Directors (the “Committee”) in its sole discretion) to be below the applicable performance condition. For the avoidance of doubt, the final amount of the Cash Incentive that is achieved will be determined by Popular in its sole discretion, and any portion of the Cash Incentive that is not deemed achieved will be forfeited and you will have no right to any payment in respect thereof.

(c) Repayment Obligation. Except as described in Section 1(d), if at any time before the First Anniversary Date:

(1) your employment with the Group terminates for any reason,

(2) you breach any provision of Section 3 below (and, if such breach is susceptible to cure, you do not cure such breach within ten days after your receipt of written notice of such breach from Popular which specifies in reasonable detail the facts and circumstances claimed to be the basis for such breach), or

(3) you engage in any act or omission that constitutes Misconduct. For purposes of this letter, “Misconduct” means (A) a willful violation of federal, state or local law, rule or regulation, in either case, that causes material financial or reputational harm to the Group; (B) the material breach of any written policy of the Group or covenant between any member of the Group and you; (C) the disclosure of the Group’s confidential information or trade secrets; or (D) the commission of an act of fraud, dishonesty or recklessness in the performance of your duties, which is not in good faith and which subjects the Group to excessive risk, financial loss or materially disrupts, damages, impairs or interferes with the business of the Group (each of (1), (2) or (3), a “Repayment Event”)

you hereby agree to repay the Pro-rata Portion of the pre-tax amount of the Cash Incentive that has been previously paid to you, within 10 days of written demand by Popular. For purposes of this letter, the “Pro-rata Portion” shall be calculated by multiplying the amount of the Cash Incentive by a fraction, the numerator of which is the number of days between the date your employment terminates (or, in the case of clause (2) above, the date of your breach (in either case, the “Repayment Date”)) and the first anniversary of the Payment Date, and the denominator of which is 365, rounded up to the next cent. Popular will have the right to offset your obligations under this Section 1(c) against any amounts otherwise owed to you (whether in cash or otherwise) by any member of the Group.

(d) Certain Terminations. You will not be required to repay any portion of the Cash Incentive under clause (c)(1) of this Section if your employment is terminated (1) involuntarily by Popular without Cause, (2) due to your Retirement with the consent of the Committee (which it may withhold in its discretion for any reason or no reason), (3) as a result of your Disability or (4) by your death, if and only if, in the case of clauses (1) through (3), you execute (and do not revoke during any applicable revocation period) a general release of claims in a form to be determined by Popular in its discretion. In the case of your termination under clauses (1), (2), (3) and (4), the Cash Incentive will be paid as originally scheduled, subject to the satisfaction of the relevant performance condition.

(e) Definitions. For purposes of this letter, (1) “Cause” for termination results from the occurrence of any of the following events: (i) your misconduct or gross negligence in the performance of your assigned duties, (ii) your breach of any material written policy of the Group, (iii) your failure to substantially perform your assigned duties after a written demand for performance is delivered to you which is not cured within thirty (30) days from such written notice, (iv) your conviction of, or plea of nolo contendere to, a crime of moral turpitude or any felony, (v) your commission of, or participation in, (or any attempt to commit or participate in) any act of misappropriation, embezzlement, intentional fraud or other similar conduct involving the Group, or (vi) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by your position within the Group, as in effect from time to time; (2) “Performance Condition” means Popular’s achievement of adjusted net income of [$        ] or greater, as determined by Popular in its sole discretion, for the four measurable quarters prior to the First

Anniversary Date or Second Anniversary Date, respectively; (3) “Disability” means long-term disability as defined under the Group’s welfare benefit plan applicable to you and from which you may receive a long-term disability benefit and (4) “Retirement” means your termination of employment after attaining either (x) age 55 with 10 years of service with Popular or (y) age 60 with 5 years of service with Popular.

2.	Restricted Stock

(a) Equity Incentive Award. You will be entitled to receive a one-time equity award of restricted stock with a fair market value of [$        ] (the “Restricted Stock”) on the Award Date, if you are still employed in good standing with the Group at acceptable levels of performance as of the Award Date. In accordance with Popular’s insider trading policy and equity award grant procedures, if the Award Date falls within a closed trading window, then the number of restricted shares awarded to you will be determined based on the closing price of Popular common stock on the first day of open trading. The Restricted Stock will be subject to the terms and conditions of the applicable individual restricted stock award agreement (the “Award Agreement”), a form of which is attached hereto as Exhibit A. In the event of a conflict between this letter and the Award Agreement, the Award Agreement will govern.

(b) Vesting and Payment. As set forth in the Award Agreement, one-half of the Restricted Stock will vest on the First Anniversary Date and one-half will vest on the Second Anniversary Date, subject in each case to the satisfaction of applicable performance conditions, and will be issued to you in accordance with the terms of the Award Agreement.

(c) Certain Terminations. As set forth in the Award Agreement, your Restricted Stock will not be forfeited if your employment is terminated (1) involuntarily by Popular without Cause, (2) due to your Retirement with the consent of the Committee (which it may withhold in its discretion for any reason or no reason), (3) as a result of your Disability or (4) by your death, if and only if, in the case of clauses (1) through (3), you execute (and do not revoke during any applicable revocation period) a general release of claims in a form to be determined by Popular in its discretion. In the case of clauses (1) through (4), the Restricted Stock will vest as originally scheduled and set forth in your Award Agreement and all terms and conditions will continue to apply (other than the requirement for continued employment).

3.	Non-Solicitation of Employees and Customers

(a) Restricted Period. This letter imposes significant restrictions on you for the following “Restricted Period”:

(1) during your employment, through the Second Anniversary Date; and

(2) if your employment terminates for any reason before that anniversary, until the first anniversary of your termination of employment.

If your employment continues through the Second Anniversary Date, the Restricted Period will terminate and this Section 3 will be of no further effect. In addition, if your employment terminates due to your Retirement or as a result of your Disability before the Second Anniversary Date and you are not required to repay any portion of the Cash

Incentive under Section 1(c), then you agree that your Restricted Period will extend to the later of: (i) the first anniversary of your termination of employment due to your Retirement or as a result of your Disability or (ii) the Second Anniversary Date.

(b) Non-Solicitation of Employees and Customers. You agree that, during the Restricted Period, you will not directly or indirectly Solicit or assist any person in Soliciting:

(1) anyone who is then an employee of the Group (or who was an employee of the Group within the prior six months) to (i) resign as an employee of the Group or (ii) accept employment with any Competitive Enterprise; or

(2) anyone who was a customer of Popular in Puerto Rico during the 12 months prior to the date of your termination and to whom you provided services during the three-year period prior to such date, to transact business with a Competitive Enterprise or to cease or refrain from conducting business with the Group.

(c) Definitions. This Section 3 uses the following defined terms:

(1) “Competitive Enterprise” means any business enterprise that either (A) engages in banking or financial services to either commercial or consumer customers within Puerto Rico or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity within Puerto Rico.

(2) “Solicit” means any direct or indirect communication, initiation, advice, encouragement or request of any person to take or refrain from taking any action (regardless of who initiated the communication in which the preceding occurs). However, the term “Solicit” when used in clause (b)(1) of this Section will not include solicitation of employment of individuals who respond to public advertisement media of general distribution (i.e., not targeted to present employees of the Group) without specific instruction or direction by you, and, when used in clause (b)(2) of this Section will not include solicitation by public advertisement media of general distribution (i.e., not targeted to existing customers of the Group in Puerto Rico) without specific instruction or direction by you.

(d) Importance to Popular and the Effect of this Section 3. You acknowledge and agree that:

(1) The purpose of this award is to encourage you to remain employed by Popular (and refrain from post-employment competition) over the next three years. For this reason, it is a specific condition to your receipt of the Cash Incentive and the Restricted Stock that you agree to the restrictions set forth in this Section 3.

(2) In the course of your employment by the Group, you have had access to proprietary information and to all or part of the Group’s client base and have profited from the goodwill associated with the Group. On the other hand, in view of your access to proprietary information and your importance to the Group, if you violate the terms of this Section 3, the Group will likely suffer significant harm but the amount of the loss to the Group would be uncertain and not readily ascertainable. This letter provides you with substantial additional benefits over your prior arrangements with Popular or any other entity in the Group. In return for the benefits you may receive from Popular and specifically to induce Popular to enter into this letter, and in light of the potential harm you could cause the Group, you agree to the provisions of this Section 3. Popular would not have entered into this letter if you did not agree to this Section 3.

(3) This Section 3 will limit your ability to earn a livelihood in a Competitive Enterprise. You acknowledge, however, that complying with this Section 2 will not result in economic hardship for you or your family.

(4) You agree that (i) violating any part of this Section 3 would cause damage to Popular that cannot be measured or repaired, (ii) Popular therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of this Section 3, (iii) no bond will need to be posted for Popular to receive such an injunction, order or other relief, and (iv) no proof will be required that monetary damages for violations of this Section 3 would be difficult to calculate and that remedies at law would be inadequate.

4.	General Provisions

(a) Not a Contract of Employment, for Other Benefits; No Assignment. You and Popular acknowledge that this letter does not constitute a contract of employment and your employment with any of the Group’s entities continues to be for an indefinite period and may be terminated by you or us at any time. Neither the Cash Incentive payable pursuant to Section 1 of this letter nor the Restricted Stock will count toward or be considered in determining, if applicable at any time, severance or employment payments or benefits due under any applicable law, any plan, program, policy or arrangement sponsored or maintained by the Group, nor are subject to any employer matching contribution under any benefit or deferred compensation plan. This letter is personal to you and you will not have any right to transfer, assign, pledge, alienate or create a lien upon this letter or any rights hereunder. The Cash Incentive and Restricted Stock are unfunded and unsecured and payable out of the general funds of Popular.

(b) Consideration. This letter is entered into in consideration of the covenants contained herein. You and we acknowledge the receipt and sufficiency of the consideration to this letter and intend this letter to be legally binding.

(c) Amendments and Waivers. Any provision of this letter may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and us or, in the case of a waiver, by the party that would have benefited from the provision waived.

(d) Counterparts. This letter may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(e) Administration. Popular will have the authority to administer and interpret this letter in its sole discretion and any determinations made by Popular will be final, binding and conclusive.

(f) Notices. All notices, requests, demands and other communications under this letter must be in writing and addressed to (i) Popular at its corporate headquarters and to the attention of its General Counsel and (ii) to you at the address on file with Popular from time to time.

(g) Taxes. Any amounts payable or otherwise provided under this letter are subject to withholding for applicable federal, state and local taxes or otherwise as required by law.

(h) Governing Law. The laws of Puerto Rico, without giving effect to its conflict of laws principles, govern all matters arising out of or relating to this letter, including its interpretation, construction, performance and enforcement.

(i) Severability. If any provision of this letter is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this letter will not be affected. In particular, if any provision of Section 3 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, or otherwise, it will be automatically amended to apply for the maximum permitted period and maximum permitted area, or otherwise.

(j) Entire Agreement; Incentive Recoupment Guideline. This letter sets forth the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this letter. For the avoidance of doubt, the Cash Incentive and Restricted Stock grant referred to in this letter shall be subject to the terms of Popular’s Incentive Recoupment Guideline as in effect as of the Award Date and as such guideline may be required to be modified in accordance with applicable law or regulation.

(k) Bank Regulatory Limitation. If the Cash Incentive and/or the Restricted Stock under this letter would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (a “Golden Parachute Payment”) that is prohibited by applicable law, then the total payment will be reduced, as determined by Popular in its sole discretion, to the greatest amount that could be made to you without there being a Golden Parachute Payment.

(l) Confidential Terms. Except to the extent the terms of this letter are subject to disclosure under applicable law, you understand and agree that this letter and the amount of the Cash Incentive and the Restricted Stock are confidential and may not be discussed with anyone other than the signor of this letter, your family and your financial and legal advisors, each of whom will also be under an obligation to keep the terms of this letter confidential.

*                                         *                                         *

[Remainder of Page Intentionally Blank]

We thank you for the service you have rendered in the past and look forward to your continued contribution to Popular’s success. Please acknowledge your agreement and acceptance of the terms of this letter by signing below and returning a copy of this letter to the signor of this letter as soon as possible but no later than September 29, 2014.

Very truly yours,

Popular, Inc.

By:
Title:

Agreed and accepted:

Date: